EXHIBIT 99.1

DEVELOPERS DIVERSIFIED REALTY CORPORATION

For Immediate Release:

Contact:	Scott A. Wolstein	Michelle A. Mahue Dawson
	Chairman	Vice President of Investor Relations
	Chief Executive Officer	216-755-5455
216-755-5500

DEVELOPERS DIVERSIFIED REALTY REPORTS A 24.1%
INCREASE IN FFO PER SHARE FOR THE THIRD QUARTER
ENDED SEPTEMBER 30, 2004

     CLEVELAND, OHIO, October 28, 2004 - Developers Diversified Realty Corporation (NYSE: DDR), a real estate investment trust (“REIT”), today announced that third quarter 2004 Funds From Operations (“FFO”), a widely accepted measure of REIT performance, on a per share basis was $0.72 (diluted and basic) as compared to $0.58 (diluted) and $0.59 (basic) per share for the same period in the previous year, a per share increase of 24.1% diluted and 22.0% basic. FFO available to common shareholders reached $74.9 million for the quarter ended September 30, 2004, as compared to $51.3 million for 2003, an increase of 46.0%. Net income available to common shareholders for the quarter ended September 30, 2004 increased 24.5% to $30.5 million compared $24.5 million for 2003, or $0.30 per share (diluted) and $0.30 (basic) in 2004 compared to $0.28 per share (diluted) and $0.29 (basic) for the same period in 2003. The increase in net income for the quarter ended September 30, 2004 is primarily related to the results from operations attributable to the acquisition of the assets from Benderson Development Company, Inc. (“Benderson”), and an increase in net gain on sales of real estate assets offset, to some extent, by the sale of assets to the joint venture with MDT in the fourth quarter of 2003 and the second quarter of 2004.

     On a per share basis, FFO (diluted) was $2.26 and $1.83 for the nine month periods ended September 30, 2004 and 2003, respectively, an increase of 23.5%. The 2003 results were as adjusted down by $0.03 (diluted) per share to reflect a prior impairment charge previously not included in FFO in accordance with a SEC comment letter. FFO available to common shareholders for the nine months ended September 30, 2004 was $219.3 million compared to $151.5 million for 2003. Net income available to common shareholders for the nine month period ended September 30, 2004 was $145.0 million, or $1.52 per share (diluted) and $1.53 (basic) in 2004, compared to net income available to common shareholders of $108.2 million, or $1.32 per share (diluted) and $1.34 (basic) for the prior comparable period. The increase in net income is primarily attributable to the merger with JDN on March 13, 2003, the acquisition of the assets from Benderson, an increase in net gain on sales of real estate assets, and a reduction in minority interest expense associated with preferred operating partnership units, which were redeemed in 2003. This increase is offset by the sale of assets to the joint venture with MDT in the fourth quarter of 2003 and second quarter of 2004.

     Scott Wolstein, DDR’s Chairman and Chief Executive Officer stated, “We are pleased to announce our third quarter results, which demonstrate outstanding earnings growth and consistent financial performance. Our portfolio showed strong leasing activity and occupancy gains, reflecting the health and growth of our expanding tenant base. We were gratified to be added to the S&P MidCap 400 Index and with the expansion of our senior unsecured line to $1 billion, which underscored the market’s confidence in our investment strategy.”

     FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry. Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income and an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO available to common shareholders is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred dividends, (ii) gains (or losses) from sales of depreciable real estate property, except for those sold through the Company’s merchant building program, which are presented net of taxes, (iii) sales of securities, (iv) extraordinary items, (v) cumulative effect of changes in accounting standards and (vi) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from minority equity investments and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. A reconciliation of net income to FFO is presented in the financial highlights section.

Leasing:

     Leasing activity continues to be strong throughout the portfolio. During the third quarter of 2004, the Company executed 129 new leases aggregating 679,000 square feet and 231 renewals aggregating 1,292,000 square feet. Rental rates on new leases increased by 17.9% to $10.42 per square foot and rental rates on renewals increased by 8.9% to $9.92 per square foot as compared to previously occupied rental rates. On a blended basis, rental rates for new leases and renewals increased by 10.4% to $10.10 per square foot.

     At September 30, 2004, the average annualized base rent per occupied square foot, including those properties owned through joint ventures, was $10.69. Excluding the impact of the properties acquired from Benderson, the average annualized base rent per occupied square foot for the portfolio was $11.02, as compared to $10.95 at September 30, 2003.

     At September 30, 2004, the portfolio was 95.3% leased. Excluding the impact of the properties acquired from Benderson, the portfolio was 95.4% leased, as compared to 94.6% at September 30, 2003. These percentages include tenants for which signed leases have been executed and occupancy has not occurred. Based on tenants in place and responsible for paying rent as of September 30, 2004, the portfolio was 94.6% occupied. Excluding the impact of the properties acquired from Benderson, the portfolio was 94.5% occupied, as compared to 94.0% at September 30, 2003.

     Same Store NOI relating to Core Portfolio Properties (i.e., shopping center properties owned since January 1, 2003 and since April 1, 2003 with regard to JDN assets, excluding properties under redevelopment) increased approximately $4.2 million (or 1.8%) for the nine month period ended September 30, 2004, compared to the same period in 2003.

Strategic Real Estate Transactions:

Prudential Joint Venture

     In October 2004, the Company completed a $128 million joint venture transaction with Prudential Real Estate Investors (“PREI”). The Company contributed 12 neighborhood grocery anchored retail properties to the joint venture, eight of which were acquired by the Company from Benderson and four of which were acquired from JDN. The joint venture assumed approximately $12 million of secured, non-recourse financing associated with two properties.

     The Company maintains a 10% ownership in the properties and continues day-to-day management of the assets. The Company earns fees for property management, leasing, and development. The Company expects to record a gain of approximately $4.3 million on the contribution of the assets to the joint venture. This gain will be excluded from FFO.

Benderson Transaction

     In March 2004, the Company announced that it entered into an agreement to purchase interests in 110 retail real estate assets with approximately 18.8 million square feet of GLA, from Benderson. Through October 28, 2004, the Company completed the purchase of 104 properties, including 14 purchased directly by our MDT joint venture. The Company expects to acquire four additional assets during November.

Coventry II

     In July 2004, the Company, through its joint venture with Coventry II, acquired an effective 10% interest in a development partnership with David Berndt Interests to develop a new shopping center in San Antonio, Texas, known as Westover Marketplace. The joint venture partnership acquired approximately 63 acres of land for $10.6 million and sold approximately 16 acres for $2.5 million to Target. DDR anticipates that this shopping center will be completed in Fall 2005.

Expansions:

     For the nine month period ended September 30, 2004, the Company completed six expansion and redevelopment projects located in North Little Rock, Arkansas; Brandon, Florida; Aurora, Ohio; Tiffin, Ohio; Monaca, Pennsylvania and Chattanooga, Tennessee at an aggregate cost of approximately $23.7 million. The Company is currently expanding/redeveloping eleven shopping centers located in Gadsden, Alabama; Tallahassee, Florida; Suwanee, Georgia; Ottumwa, Iowa; Gaylord, Michigan; Starkville, Mississippi; Princeton, New Jersey; Hendersonville, North Carolina; Allentown, Pennsylvania; Brentwood, Tennessee and Johnson City, Tennessee at a projected incremental cost of approximately $32.9 million. The Company is also scheduled to commence construction on three additional expansion and redevelopment projects located in Amherst, New York; Tonawanda, New York and Erie, Pennsylvania.

     For the nine month period ended September 30, 2004, a joint venture of the Company completed the expansion of its shopping center located in Deer Park, Illinois at an aggregate cost of $13.9 million. The Company’s joint ventures are currently expanding/redeveloping three shopping centers located in Lancaster, California; Merriam, Kansas and Kansas City, Missouri at a projected incremental cost of approximately $25.9 million. The Company’s joint ventures are also scheduled to commence two additional expansion/redevelopment projects at shopping centers located in Phoenix, Arizona and Kirkland, Washington.

Acquisitions:

     In July 2004, one of the Company’s equity affiliates, through a joint venture with PREI, purchased its development partner’s 50% interest, at a shopping center property located in Austin, Texas for approximately $4.9 million.

Development (Consolidated):

     During the nine month period ended September 30, 2004, the Company substantially completed the construction of a 506,000 square foot shopping center located in Hamilton, New Jersey and a 312,000 square foot shopping center located in Irving, Texas.

     The Company currently has twelve shopping center projects under construction. These projects are located in Long Beach, California; Fort Collins, Colorado; Miami, Florida; Overland Park, Kansas;

Chesterfield, Michigan; Lansing, Michigan; St. Louis, Missouri; Freehold, New Jersey; Mount Laurel, New Jersey; Apex, North Carolina; Pittsburgh, Pennsylvania and Mesquite, Texas. These projects are scheduled for completion from 2004 through 2006 at a projected aggregate cost of approximately $437.6 million and will create an additional 3.7 million square feet of retail space.

     The Company anticipates commencing construction in 2004 on two additional shopping centers located in Norwood, Massachusetts and McKinney, Texas.

Development (Joint Ventures):

     The Company has joint venture development agreements for four shopping center projects. These projects have an aggregate projected cost of approximately $121.2 million. These projects are located in Jefferson Country (St. Louis, Missouri); Apex, North Carolina (Phases III and IV), adjacent to a wholly-owned development project; and San Antonio, Texas. The project located in Jefferson County (St. Louis, Missouri) will be substantially completed in 2004. The remaining projects are scheduled for completion in 2005 and 2006. At September 30, 2004, approximately $19.6 million of costs were incurred in relation to these development projects.

Dispositions

     In the third quarter of 2004, the Company sold six non-core assets for an aggregate sales price of approximately $26.8 million and recorded an initial aggregate net loss of $1.3 million. In connection with the third quarter sales, the Company anticipates additional earnout income over the next several years in excess of $3.0 million. Also included in discontinued operations is one business center property, considered held for sale at September 30, 2004, which was sold in October 2004 for a sale price of $7.5 million resulting in a gain of $2.6 million in the fourth quarter of 2004. The Company sold several outparcels during the third quarter generating income of approximately $3.8 million.

     In September 2004, one of the Company’s joint ventures with Prudential Real Estate Investors sold a portion of the CityPlace shopping center in Long Beach, California for approximately $16.6 million at a cap rate of 6.2%. The portion that was sold was approximately 58,100 square feet of GLA. The joint venture recorded an aggregate merchant build gain of $4.6 million of which the Company’s net share is approximately $0.6 million.

Financings:

     In September 2004, the Company was included in the S&P MidCap 400 Index.

     In September 2004, the Company went effective on a $1.0 billion shelf registration statement with the Securities and Exchange Commission under which debt securities, preferred shares or common shares may be issued.

     In July 2004, the Company expanded it unsecured revolving credit facility from $650 million to $1.0 billion, of which $550 million was outstanding at September 30, 2004.

     Developers Diversified Realty Corporation currently owns and manages over 460 retail operating and development properties in 44 states comprising approximately 102 million square feet of real estate. DDR is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which acquires, develops, leases and manages shopping centers.

     A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request at our corporate office to Michelle A. Mahue Dawson, Vice President of Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, OH 44122 or on our Website which is located at http://www.ddr.com.

     Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property, the loss of a major tenant or inability to enter into definitive agreements with regard to our financing arrangements or our failure to satisfy conditions to the completion of these arrangements. For more details on the risk factors, please refer to the Company’s Form on 10-K as of December 31, 2003.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

	Three Month Period		Nine Month Period
	Ended September 30,		Ended September 30,
Revenues:	2004	2003	2004	2003
Minimum rent (A)	$122,013	$89,037	$314,600	$252,847
Percentage and overage rents (A)	1,565	769	4,693	3,247
Recoveries from tenants	32,415	24,760	87,995	67,368
Ancillary income	897	535	2,280	1,314
Other property related income	1,329	358	3,391	665
Management fee income	3,761	2,601	10,463	7,733
Development fees	930	303	1,724	976
Other (B)	2,189	3,832	12,244	10,003

	165,099	122,195	437,390	344,153

Expenses:
Operating and maintenance	17,054	15,461	49,134	43,484
Real estate taxes	21,875	15,787	57,518	42,090
General and administrative (C)	11,486	9,088	32,980	28,001
Other expense (D)	2,013	233	2,045	483
Depreciation and amortization	37,561	24,480	94,336	68,016

	89,989	65,049	236,013	182,074

Other income/(expense)
Interest income	812	1,132	3,169	3,892
Interest expense	(37,142)	(23,308)	(92,663)	(65,121)

	(36,330)	(22,176)	(89,494)	(61,229)

Income before equity in net income of joint ventures, minority equity interests, income tax of taxable REIT subsidiaries and franchise taxes, discontinued operations, gain on sales of real estate and real estate investments and cumulative effect of adoption of a new accounting standard	38,780	34,970	111,883	100,850
Equity in net income of joint ventures (E)	5,322	6,852	30,486	23,749
Minority equity interests (F)	(1,184)	(864)	(3,295)	(4,802)
Income tax of taxable REIT subsidiaries and franchise taxes	(1,365)	(130)	(2,257)	(130)

Income from continuing operations	41,553	40,828	136,817	119,667
Income (loss) from discontinued operations (G)	1,648	263	1,606	(34)

Income before gain on sales of real estate and real estate investments and cumulative effect of adoption of a new accounting standard	43,201	41,091	138,423	119,633
Gain on sales of real estate and real estate investments, net of tax	1,115	897	46,492	29,142

Income before cumulative effect of adoption of a new accounting standard	44,316	41,988	184,915	148,775
Cumulative effect of adoption of a new accounting standard (I)	—	—	(3,001)	—

Net income	$44,316	$41,988	$181,914	$148,775

Net income, applicable to common shareholders	$30,524	$24,525	$145,000	$108,175

Funds From Operations (“FFO”):
Net income applicable to common shareholders	$30,524	$24,525	$145,000	$108,175
Depreciation and amortization of real estate investments	36,925	24,319	92,890	68,013
Equity in net income of joint ventures	(5,322)	(6,852)	(30,486)	(23,748)
Joint ventures’ FFO (D)	10,642	8,872	34,384	24,815
Minority equity interests (OP Units)	719	444	1,916	1,303
Loss (gain) on sales of depreciable real estate and real estate investments, net (H)	1,399	—	(27,400)	(27,017)
Cumulative effect of adoption of a new accounting standard (I)	—	—	3,001	—

FFO available to common shareholders	74,887	51,308	219,305	151,541
Preferred dividends	13,792	17,463	36,914	40,600

FFO	$88,679	$68,771	$256,219	$192,141

Per share data:
Earnings per common share
Basic	$0.30	$0.29	$1.53	$1.34

Diluted	$0.30	$0.28	$1.52	$1.32

Dividends Declared	$0.51	$0.41	$1.43	$1.23

Funds From Operations — Basic (J)	$0.72	$0.59	$2.28	$1.85

Funds From Operations — Diluted (J)	$0.72	$0.58	$2.26	$1.83

Basic — average shares outstanding (thousands) (J)	102.079	85,997	94,509	80,447

Diluted — average shares outstanding (thousands) (J)	103,030	87,066	96,921	82,756

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(A)	Increases in base and percentage rental revenues for the nine month period ended September 30, 2004 as compared to 2003, aggregated $62.7 million consisting of $2.4 million related to leasing of core portfolio properties (an increase of 1.4% from 2003), $9.9 million from the acquisition of four shopping centers in 2003 and 2004, $50.7 million from the properties acquired from Benderson, $19.8 million from the JDN merger, $2.2 million from the consolidation of a joint venture interest due to the adoption of FIN 46 and $0.4 million related to developments and redevelopments. These amounts were offset by a decrease of $0.1 million relating to the business center properties and $22.6 million due to the sale of properties to joint ventures in 2003 and 2004. Included in the rental revenues for the nine month periods ended September 30, 2004 and 2003 is approximately $5.3 million and $4.8 million, respectively, of revenue resulting from the recognition of straight line rents.

(B)	Other income for the nine month periods ended September 30, 2004 and 2003 was comprised of the following (in millions):

	Three Month Period		Nine Month Period
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
Lease termination and bankruptcy settlements	$2.2	$3.7	$9.1	$6.5
Acquisition and finance fees	—	—	3.0	—
Settlement of call option (1)	—	—	—	2.4
Sale of option rights and other miscellaneous	—	0.1	0.1	1.1

	$2.2	$3.8	$12.2	$10.0

(1)	Settlement of a call option on March 31, 2003 relating to the MOPPRS debt assumed from JDN, principally arising from an increase in interest rates from the date of acquisition, March 13, 2003, to the date of settlement.

(C)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the nine month periods ended September 30, 2004 and 2003, general and administrative expenses were approximately 4.7% and 5.1%, respectively, of total revenues, including joint venture revenues, for each period.

(D)	Other expense is comprised of the following (in millions):

	Three Month Period		Nine Month Period
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
Abandon acquisition and development projects	$1.4	$0.2	$1.4	$0.5
Impairment charge	0.6	—	0.6	—

	$2.0	$0.2	$2.0	$0.5

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(E)	The following is a summary of the Company’s share of the combined operating results relating to its joint ventures (in thousands):

	Three month period		Nine month period
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
Revenues from operations (a)	$87,772	$61,566	$246,885	$179,586

Operating expense	30,838	22,096	86,516	64,063
Depreciation and amortization of real estate investments	21,794	10,824	46,886	30,057
Interest expense	20,939	17,756	57,271	54,722

	73,571	50,676	190,673	148,842

Income from operations before gain on sale of real estate and real estate investments and discontinued operations	14,201	10,890	56,212	30,744
Gain (loss) on sale of real estate and real estate investments	4,834	(3)	4,826	570
Loss from discontinued operations, net of tax	(352)	(157)	(832)	(1,237)
Gain on sale of discontinued operations, net of tax	993	15,115	24,885	57,761

Net income	$19,676	$25,845	$85,091	$87,838

DDR Ownership interests (b)	$6,061	$7,148	$31,426	$24,678

Funds From Operations from joint ventures are summarized as follows:
Net income	$19,676	$25,845	$85,091	$87,838
Gain on sale of real estate and real estate investments, including discontinued operations	(4,834)	(12,181)	(24,250)	(53,069)
Depreciation and amortization of real estate investments	21,827	11,627	46,263	33,109

	$36,669	$25,291	$107,104	$67,878

DDR Ownership interests (b)	$10,642	$8,872	$34,384	$24,815

DDR Partnership distributions received, net	$12,866	$19,940	$61,920	$54,149

(a)	Revenues for the three month periods ended September 30, 2004 and 2003 included approximately $1.7 million and $0.9 million, respectively, resulting from the recognition of straight line rents of which the Company’s proportionate share is $0.5 million and $0.3 million, respectively. Revenues for the nine month periods ended September 30, 2004 and 2003 included approximately $4.4 million and $2.5 million, respectively, resulting from the recognition of straight line rents of which the Company’s proportionate share is $1.0 million and $0.6 million, respectively.

(b)	Included in equity in net income of joint ventures for the nine months ended September 30, 2004, is approximately $3.2 million of previously deferred gain related to the sale of joint venture property at the end of 2003. This amount was deferred until certain construction and leasing obligations were achieved.

The Company’s share of joint venture net income has been reduced by $0.7 million and $0.2 million for the three month periods ended September 30, 2004 and 2003, respectively, and by $1.0 million and $0.9 million for the nine month periods ended September 30, 2004 and 2003, respectively, to reflect additional basis depreciation.

At September 30, 2004 and 2003, the Company owned joint venture interests relating to 74 and 52 shopping center properties, respectively. In addition, at September 30, 2004 and 2003, the Company, through a joint venture, owned an interest of approximately 25% in 66 and 75 shopping center sites, respectively, formerly owned by Service Merchandise.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(F)	Minority Equity Interests are comprised of the following (in thousands):

	Three Month Period		Nine Month Period
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
Minority interests	$465	$420	$1,379	$1,263
Preferred Operating Partnership Units	—	—	—	2,236
Operating Partnership Units	719	444	1,916	1,303

	$1,184	$864	$3,295	$4,802

(G)	The operating results relating to assets classified as discontinued operations are summarized as follows (in thousands):

	Three Month Period		Nine Month Period
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
Revenues	$728	$1,216	$2,308	$4,310

Expenses:
Operating	218	437	675	3,696
Interest	60	219	226	708
Depreciation	122	297	416	1,146

	400	953	1,317	5,550

	328	263	991	(1,240)
Minority interests	—	—	(4)	—
Gain on sales of real estate	1,320	—	619	1,206

	$1,648	$263	$1,606	$(34)

(H)	For the nine month period ended September 30, 2003, the Company previously reported an impairment charge of $2.6 million, now reclassified as discontinued operating expenses, in “G” above, which was reflected as an add back to FFO similar to a loss on sale of real estate. In accordance with comments received from the SEC, this charge has been reflected in FFO available to common shareholders as the Company previously reported FFO of $194.8 million or $1.89 per share (basic) and $1.86 per share (diluted) for the nine month period ended September 30, 2003.

(I)	The cumulative effect of adoption of a new accounting standard (FIN 46) of approximately $3.0 million is attributable to the consolidation of a 50% owned shopping center property in Martinsville, Virginia and the minority partner’s share of cumulative losses.

(J)	For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the conversion, on a weighted average basis of 1.4 million and 1.1 million Operating Partnership Units (OP Units) outstanding at September 30, 2004 and 2003 into 1.4 million and 1.1 million common shares of the Company for the three month periods ended September 30, 2004 and 2003, respectively and 1.3 million and 1.1 million for the nine month periods ended September 30, 2004 and 2003. The weighted average diluted shares and OP Units outstanding were 104.6 million and 88.3 million for the three month periods ended September 30, 2004 and 2003, respectively, and 97.1 million and 82.9 million for the nine month periods ended September 2004 and 2003, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)

Selected Balance Sheet Data:

	September 30, 2004	December 31, 2003
Assets:
Real estate and rental property:
Land	$1,363,066	$821,893
Buildings	4,182,158	2,719,764
Fixtures and tenant improvements	119,240	90,384
Construction in progress	270,252	252,870

	5,934,716	3,884,911
Less accumulated depreciation	(552,095)	(458,213)

Real estate, net	5,382,621	3,426,698
Cash	23,697	11,693
Restricted cash	—	99,340
Advances to and investments in joint ventures	256,343	260,143
Notes receivable	17,176	11,741
Receivables, including straight line rent, net	90,813	76,509
Other assets, net	98,810	55,027
Real estate property held for sale, net	4,330	—

	$5,873,790	$3,941,151

Liabilities:
Indebtedness:
Revolving credit facilities	$570,500	$186,500
Variable rate unsecured term debt	350,000	300,000
Unsecured debt	1,269,151	838,996
Mortgage and other secured debt	1,090,603	757,635

	3,280,254	2,083,131
Dividends payable	59,148	43,520
Other liabilities	189,406	152,992

	3,528,808	2,279,643
Minority interests	57,495	47,438
Shareholders’ equity	2,287,487	1,614,070

	$5,873,790	$3,941,151

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(in thousands)

Selected Balance Sheet Data (Continued):

Combined condensed balance sheets relating to the Company’s joint ventures are as follows:

	September 30,	December 31,
	2004	2003
Land	$695,563	$519,846
Buildings	1,914,271	1,692,367
Fixtures and tenant improvements	37,492	24,985
Construction in progress	26,809	38,018

	2,674,135	2,275,216
Accumulated depreciation	(127,058)	(118,755)

Real estate, net	2,547,077	2,156,461
Receivables, including straight line rent, net	58,469	47,165
Leasehold interests	30,168	28,895
Other assets	108,489	83,776

	$2,744,203	$2,316,297

Mortgage debt (a)	$1,578,924	$1,321,117
Notes and accrued interest payable to DDRC	19,656	31,683
Amounts payable to other partners	43,875	32,121
Other liabilities	68,623	80,681

	1,711,078	1,465,602
Accumulated equity	1,033,125	850,695

	$2,744,203	$2,316,297

(a)	The Company’s proportionate share of joint venture debt aggregated approximately $377.3 million and $368.5 million at September 30, 2004 and December 31, 2003, respectively.